Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-222870) of WillScot Holdings Corporation,

(2)Registration Statement (Form S-3 No. 333-227480) of WillScot Holdings Corporation, and

(3)Registration Statement (Form S-8 No. 333-239626) pertaining to the Employees' Savings Plan of WillScot Holdings Corporation;

of our reports dated February 20, 2025, with respect to the consolidated financial statements of WillScot Holdings Corporation and the effectiveness of internal control over financial reporting of WillScot Holdings Corporation included in this Annual Report (Form 10-K) of WillScot Holdings Corporation for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Baltimore, Maryland
February 20, 2025